UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2007

OLD NATIONAL BANCORP
(Exact name of Registrant as specified in its charter)
Indiana (State or other jurisdiction of incorporation)	001-15817 (Commission File Number)	35-1539838 (IRS Employer Identification No.)

One Main Street
Evansville, Indiana 47708
(Address of Principal Executive Offices, including Zip Code)

(812) 464-1294
(Registrant's Telephone Number, Including Area Code)
________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

___ Written communications pursuant to Rule 425 under the Securities Act

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2007, the Board of Directors of Old National Bancorp (the "Company"), upon recommendation of the Compensation and Management Development Committee of the Board (the "Compensation Committee") took several actions with respect to incentive compensation for the Company's Chief Executive Officer, Chief Financial Officer and other executive officers named in the compensation discussion included in the Company's proxy statement for its annual meeting held in 2006 (collectively, the "Named Executive Officers") and other executive officers. The actions taken include the establishment of performance goals and potential awards for fiscal year 2007 under the Company's Short-Term Incentive Compensation Plan, and the grant of long-term incentive awards under the Company's 1999 Equity Incentive Plan, as amended, in the form of performance-based restricted stock, service-based restricted stock and non-qualified stock options. The actions also included the approval of discretionary bonuses for the Named Executive Officers, with the exception of Robert G. Jones, in connection with their services to the Company for the 2006 fiscal year that are payable on February 23, 2007. Because the grants and awards made under the Company's Short-Term Incentive Compensation Plan and the Equity Incentive Plan were materially consistent with the previously disclosed terms of such Plans, the Company believes that such grants and awards do not require disclosure on Form 8-K in reliance upon Instruction 2 to paragraph (e) of Item 5.02(e) but the Company is nevertheless voluntarily providing a brief description of such grants and awards in order to provide a more complete description of the compensatory actions taken on January 25, 2007.

Short-term Incentive Compensation Plan

On January 25, 2007, the Board of Directors of the Company, upon recommendation of the Compensation Committee, established the performance goals and potential awards for the Named Executive Officers with respect to fiscal year 2007 under the Company's Short-Term Incentive Compensation Plan ("STIP"). For 2007, the incentive bonus paid under the STIP will be based on the level of achievement of the Company's earnings per share. Target awards for executive officers range from 40% to 75% of base salary, and maximum awards range from 80% to 150% of base salary.

Long-Term Incentive Awards

On January 25, 2007, the Board of Directors of the Company, upon recommendation of the Compensation Committee, approved the grant of performance-based and service-based restricted stock awards and non-qualified stock options to each of the Named Executive Officers pursuant to the Company's 1999 Equity Incentive Plan, as amended.

The performance-based restricted stock awards will be earned by the Named Executive Officers based on the achievement of certain financial factors at the end of the three-year period ending December 31, 2009. The financial factors include earnings per share growth, net charge-off ratio and revenue growth. The value of the shares of restricted stock subject to these performance-based awards that is presented in the table below is the value that will be earned if the Company achieves the targeted levels; if the Company performs in relation to the financial factors at levels that exceed the targeted levels, the value of the shares of restricted stock presented in the table below could be greater than that presented, but not more than 200% of such amounts.

The service-based restricted stock awards will vest annually in three approximately equal installments (33.3%, 33.3%, 33.4%) over a three-year period ending February 1, 2010, subject to the continued employment of the Named Executive Officer.

The non-qualified stock options were granted at an exercise price of $18.43 (the closing price of the Company's common stock on the date of the grant) and will vest annually in three approximately equal installments (33.3%, 33.3%, 34.4%) over a three-year period ending February 1, 2010.

The following table sets forth information regarding the individual grants of restricted stock and stock options and the discretionary bonus approved for each of the Named Executive Officers:

Named Executive Officer	Value of Performance-Based Restricted Stock(1)(2)	Value of Service-Based Restricted Stock(1)	Number of Stock Options	Bonus
Robert G. Jones	$560,272	$0	59,100	$0
Barbara A. Murphy	$123,481	$62,662	19,600	$40,600
Christopher A. Wolking	$123,481	$62,662	19,600	$47,300
Annette W. Hudgions	$112,423	$55,290	17,600	$42,300
Daryl D. Moore	$77,406	$38,703	12,300	$61,300

(1) Based on the closing market price of the Company's stock on the date of grant ($18.43).

(2) As discussed above, Performance Based Restricted Stock Values are presented assuming the Company achieves targeted levels of financial performance established by the awards; if the Company performs better than established by the targeted measures, then additional stock could be issued under such awards, but not more than 200% of the values set forth above.

* * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp
(Registrant)

Date: January 31, 2007

By: /s/ Jeffrey L. Knight
Jeffrey L. Knight
Executive Vice President and Chief Legal Officer